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Exhibit (a)(1)(D)

        Letter to Brokers and Dealers with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Osiris Therapeutics, Inc.
a Maryland corporation
at
$19.00 Net Per Share
Pursuant to the Offer to Purchase
Dated March 20, 2019
by
Papyrus Acquisition Corp.
a direct wholly-owned subsidiary of
Smith & Nephew Consolidated, Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., EASTERN TIME, ON APRIL 17, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

March 20, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Papyrus Acquisition Corp., a Maryland corporation ("Purchaser") and a direct wholly-owned subsidiary of Smith & Nephew Consolidated, Inc., a Delaware corporation ("Parent"), which is an indirect wholly-owned subsidiary of Smith & Nephew plc, a public limited company formed under the laws of England and Wales ("Smith & Nephew"), to act as Information Agent in connection with Purchaser's offer to purchase (the "Offer"), subject to certain conditions (including the Minimum Tender Condition, as defined in the Offer to Purchase) all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Osiris Therapeutics, Inc., a Maryland corporation ("Osiris"), at a price per Share of $19.00 in cash, net to the holder of any applicable withholding taxes and without interest (the "Offer Price") and subject to any withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 20, 2019 (together with any amendments or supplements hereto, the "Offer to Purchase") and the related Letter of Transmittal (together with any amendments or supplements hereto, the "Letter of Transmittal") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        THE BOARD OF DIRECTORS OF OSIRIS HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

        The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 14 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The Offer to Purchase;

  2.
  The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

  3.
  A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to Equiniti Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the "Notice of Guaranteed Delivery");

  4.
  A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5.
  Osiris' Solicitation/Recommendation Statement on Schedule 14D-9.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:01 a.m., Eastern Time, on April 17, 2019, unless the Offer is extended or earlier terminated.

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 12, 2019, among Parent, Purchaser, Osiris and, solely for the purposes of Section 7.02 and Article XI thereto, Smith & Nephew (together with any amendments or supplements thereto, the "Merger Agreement"). Pursuant to the Merger Agreement, after the consummation of the Offer and subject to the terms and conditions set forth in the Merger Agreement, Purchaser will be merged with and into Osiris in accordance with Section 3-106.1 of the Maryland General Corporation Law (the "MGCL") without a meeting of the Osiris stockholders (the "Merger"), and Osiris will be the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger, each then issued and outstanding Share (other than (a) Shares directly owned by any of Osiris' subsidiaries and (b) Shares directly owned by Purchaser immediately prior to the effective time of the Merger) will be converted into the right to receive consideration equal to the Offer Price. Each Share directly owned by any of Osiris' subsidiaries or by the Purchaser will automatically be canceled and will cease to exist, and no consideration will be delivered in such exchange.

        The board of directors of Osiris, at a meeting duly called and held, has duly and unanimously (a) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (b) determined that the Offer, the Merger, and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of Osiris and its stockholders; (c) acknowledged and agreed that the Merger shall be effected under Section 3-106.1 of the MGCL and shall be effected as promptly as possible following the acceptance of the Shares for payment by Purchaser; and (d) resolved to recommend that the stockholders of Osiris accept the Offer and tender their Shares pursuant to the Offer. In addition, on March 12, 2019, in connection with the execution of the Merger Agreement, Peter Friedli, Chairman of the board of directors of Osiris and co-founder of Osiris, entered into a tender and support agreement (the "Tender and Support Agreement") with Parent and Purchaser, pursuant to which Mr. Friedli has irrevocably and unconditionally agreed to tender his Shares in the Offer and to vote his shares in accordance with requirements set forth in the Tender and Support Agreement, subject to the terms and conditions contained in that agreement. As of March 19, 2019, Mr. Friedli directly owned 10,204,404 Shares (approximately 30% of the Company's total issued and outstanding Shares).

        For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Tender Condition, unless such Shares and other required documents are received by the Depositary prior to the Expiration Time.

        Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent, and the Depositary and paying agent, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

INNISFREE M&A INCORPORATED

        Nothing contained herein or in the enclosed documents shall render you the agent of Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

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  Exhibit (a)(1)(D)